UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.    )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

TEAM FINANCIAL, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:

	(2)	Aggregate number of securities to which transaction applies:

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	(4)	Proposed maximum aggregate value of transaction:

	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.
☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

Persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

TEAM FINANCIAL, INC.
8 West Peoria, Suite 200
Paola, Kansas  66071
(913) 294-9667

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
June 15, 2004

To the Shareholders of Team Financial, Inc.:

Date:	Tuesday, June 15, 2004
Time:	4:00 p.m. central time
Place:	Paola High School Auditorium 401 North Angela Paola, Kansas 66071

Matters to be voted on:

1.    Election of three Class II directors;

2.    Ratification of two newly elected Class I directors;

3.    Ratification of term modification of the 1999 Employee Stock Purchase Plan;

4.    Ratification of KPMG LLP as our independent auditors for 2004; and

5.    Any other matters properly brought before shareholders at our meeting.

You are cordially invited to attend the meeting in person. To ensure that you are represented at the meeting, please fill in, sign and return the enclosed proxy card as promptly as possible. Your early attention to the proxy statement will be greatly appreciated because it will reduce the cost we incur in obtaining your voting instructions.

By Order of the Board of Directors
/s/ Robert J. Weatherbie
Robert J. Weatherbie
Chairman and Chief Executive Officer

May 14, 2004

TEAM FINANCIAL, INC.
8 West Peoria, Suite 200
Paola, Kansas  66071
(913) 294-9667

PROXY STATEMENT

2004 Annual Meeting of Shareholders

This Proxy Statement is furnished to you in connection with the solicitation of proxies by the Board of Directors of Team Financial, Inc. for use at our 2004 annual meeting to be held on Tuesday, June 15, 2004. The annual meeting will be held at the Paola High School Auditorium, 401 North Angela, Paola, Kansas at 4:00 p.m. central time. This Proxy Statement and the enclosed proxy card were sent to shareholders on or about May 14, 2004.

The following matters will be acted on at our annual meeting:

1.    Election of three Class II directors to serve a three year term;

2.    Ratification of two newly elected Class I directors;

3.    Ratification of term modification of the 1999 Employee Stock Purchase Plan;

4.    Ratification of the appointment of KPMG LLP as our independent auditors for 2004; and

5.    Any other business as may properly come before the meeting.

GENERAL INFORMATION ABOUT VOTING

Who can vote?

You can vote your shares of common stock if our records show that you owned the shares on April 23, 2004. A total of 4,084,470 shares of common stock can vote at the annual meeting. You have one vote for each share of your common stock. The enclosed proxy card shows the number of shares you can vote.

How do I vote by proxy?

Follow the instructions on the enclosed proxy card to vote on each proposal to be considered at the annual meeting. Sign and date the proxy card and mail it back to us in the enclosed envelope. The proxy holders named on the proxy card will vote your shares as you instruct. If you sign and return the proxy card but do not vote on a proposal, the proxy holders will vote for you on that proposal. Unless you instruct otherwise, the proxy holders will vote FOR each of the three Class II director nominees, the ratification of the newly elected Class I directors, the ratification of term modification of the 1999 Employee Stock Purchase Plan and the ratification of the appointment of KPMG LLP as our independent auditors for 2004.

What if other matters come up at the annual meeting?

The matters described in this proxy statement are the only matters we know will be voted on at the annual meeting. If other matters are properly presented at the meeting, the proxy holders will vote your shares in their discretion.

Can I change my vote after I return my proxy card?

Yes. At any time before the vote on a proposal, you can change your vote either by giving the Company’s secretary a written notice revoking your proxy card or by signing, dating, and returning to us a new proxy card. We will honor the proxy card with the latest date.

Can I vote in person at the annual meeting rather than by completing the proxy card?

Yes. Although we encourage you to complete and return the proxy card to ensure that your vote is counted, you can attend the annual meeting and vote your shares in person, even if you have previously completed and returned a proxy card.

What do I do if my shares are held in “street name”?

If your shares are held by your broker, a bank or other nominee, you will probably receive this proxy statement from them with instructions for voting your shares. Please respond quickly so that they may represent you.

If your shares are held in the name of a broker, bank or other nominee, and you do not tell that person how to vote your shares (so-called “broker non-votes”), that person can vote your shares as he or she sees fit only on matters that self regulatory organizations determine to be routine, and not on any other proposal. Broker non-votes will be counted as present to determine if a quorum exists but will not be counted as present and entitled to vote on any non-routine proposal.

How are votes counted?

We will hold the annual meeting if holders of at least one-third of the shares of common stock entitled to vote either sign and return their proxy cards or attend the meeting. If you sign and return your proxy card, your shares will be counted to determine whether we have a quorum even if you abstain or fail to vote on any of the proposals listed on the proxy card. Ratification of the two newly elected Class I directors, ratification of the term modification of the 1999 Employee Stock Purchase Plan and the ratification of the appointment of independent auditors will require the affirmative vote of a majority of the shares represented at the meeting. With respect to the election of directors, you are entitled to cumulate your votes which means that you may cast all of your votes for any one nominee or to distribute your votes among any three or more nominees. The number of votes you have the right to cast among the nominees is determined by multiplying the number of shares you own by three. If votes for a certain director nominee are withheld, those votes will be voted equally for the election of the other nominees.

If your shares are held in the name of a nominee, and you do not tell the nominee in a timely manner how to vote your shares (so-called “broker non-votes”), the nominee can vote them as he or she sees fit only on matters that self regulatory organizations determine to be routine, and not on any other proposal. Non-contested elections for directors, as well as ratification of auditors, are usually considered routine matters. Broker non-votes will be counted as present to determine if a quorum exists but will not be counted as present and entitled to vote on any non-routine proposal.

Who pays for this proxy solicitation?

We do. In addition to sending you these materials, some of our employees may contact you by telephone, by mail, or in person. None of these employees will receive any extra compensation for doing this.

STOCK OWNERSHIP

The following table shows the number of shares of common stock beneficially owned as of April 23, 2004 by:

•       each person whom we know beneficially owns more than 5% of our common stock;

•       each director, including the three nominees to be elected to our board of directors at the annual meeting;

•       each of our executive officers; and

•       our directors and executive officers as a group.

	Common Shares Beneficially Owned
Names and Addresses of Beneficial Owner(1)	Number	Percent
Robert J. Weatherbie(2) 8 West Peoria, Suite 200 P.O. Box 402 Paola, Kansas 66071-0402	273,367	6.69%
Michael L. Gibson(3) 8 West Peoria, Suite 200 P.O. Box 402 Paola, Kansas 66071-0402	229,542	5.62%
Rick P. Bartley(4) 8 West Peoria, Suite 200 P.O. Box 402 Paola, Kansas 66071-0402	46,346	1.13%
Carolyn S. Jacobs(5) 8 West Peoria, Suite 200 P.O. Box 402 Paola, Kansas 66071-0402	117,036	2.87%
Neil Blakeman(6) 8 West Peoria, Suite 200 P.O. Box 402 Paola, Kansas 66071-0402	47,187	1.16. %
R.G. (Gary) Kilkenny(7) 4304 West 115th Leawood, Kansas 66211	26,185	•
Denis A. Kurtenbach(8) 8 West Peoria, Suite 200 P.O. Box 402 Paola, Kansas 66071-0402	4,425	•
Keith B. Edquist 12005 N. 72nd Street Omaha, Nebraska 68122	100,000	2.45%
Montie K. Taylor(9) 1900 Main Parsons, Kansas 67357	51,610	1.26%
Kenneth L. Smith(10) 5 East Terrace Paola, KS 66071	1,800	•
Employee Stock Ownership Plan(11) 8 West Peoria, Suite 200 P.O. Box 402 Paola, Kansas 66071-0402	1,037,737	25.41%
All executive officers and directors as a group (ten persons)	897,498	21.97%

(1)  Unless otherwise indicated, the shares are held directly in the names of the beneficial owners and each person has sole voting and sole investment power with respect to the shares. Participants to whom certain shares held by our Employee Stock Ownership Plan (“ ESOP”) have been allocated are entitled to direct the

ESOP trustee with respect to all corporate matters requiring a vote of the shareholders, and the ESOP trustee will vote such shares.

  (2)       Includes 58,999 shares of common stock owned by his wife and 340 shares owned by his minor children, over which he may be deemed to have shared voting and investment power. Includes 24,663 shares owned in a self directed trust. Includes 105,365 shares of common stock that have been allocated to Mr. Weatherbie’s account in the ESOP. Includes 84,000 shares which have vested pursuant to options issued under the 1999 stock incentive plan.

  (3)       Includes 47,050 shares of common stock owned in a trust, over which he may be deemed to have shared voting and investment power. Includes 132,692 shares of common stock that have been allocated to Mr. Gibson’s account in the ESOP. Includes 49,800 shares which have vested pursuant to options issued under the 1999 stock incentive plan.

  (4)       Includes 6,243 shares of common stock that have been allocated to Mr. Bartley’s account in the ESOP. Includes 35,200 shares which have vested pursuant to the 1999 stock incentive plan. Effective January 2004, Mr. Bartley no longer serves as an executive officer.

  (5)       Includes 13,450 shares of common stock owned by her husband’s revocable trust, over which she may be deemed to have shared voting and investment power. Also includes 91,586 shares of common stock that have been allocated to Ms. Jacobs’s account in the ESOP.  Includes 12,000 shares which have vested pursuant to options issued under the 1999 stock incentive plan.

  (6)       Includes 200 shares owned jointly by Mr. Blakeman and his wife and 300 shares of common stock owned individually by Mr. Blakeman’s wife, over all of which shares Mr. Blakeman may be deemed to have shared voting and investment power. Includes 46,387 shares owned in a self directed individual retirement account. Effective April 15, 2004, Mr. Blakeman no longer serves as a Class I director.

  (7)       Includes 15,545 shares owned jointly by Mr. Kilkenny and his wife and 10,640 shares owned by a corporation controlled by Mr. Kilkenny.

  (8)       Includes 925 shares of common stock held by Mr. Kurtenbach in an Individual Retirement Account and 500 shares owned by his wife, over which he may be deemed to have voting and investment power.

  (9)       Includes 24,080 shares owned jointly by Mr. Taylor and his wife. Also includes 23,330 shares of common stock that have been allocated to Mr. Taylor’s account in the ESOP. Includes 4,200 shares which have vested pursuant to options issued under the 1999 stock incentive plan.

(10)     All 1,800 shares are owned jointly by Mr. Smith and his wife. Effective April 16, 2004 Mr. Smith was elected as a Class I director to fill a vacant position.

(11)     The ESOP holds 1,037,737 shares of record. Team Financial, Inc. is the ESOP trustee.

     *       Less than 1%.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers, and persons who own more than 10% of our common stock to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of our common stock. Executive officers, directors and greater than 10% shareholders are required by SEC regulations to furnish us with copies of all Section 16(a) reports they file. To our knowledge, based solely on review of the copies of such reports furnished to us or advice that no filings were required, during 2003 all executive officers, directors, and greater than 10% beneficial owners complied with Section 16 (a) filing requirements.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Our Board of Directors is divided into three classes that serve three year terms. Each class’s terms expire in different years as shown below.

Class	Expiration
Class I	2006
Class II	2004
Class III	2005

The terms of the Directors in Class II, Michael L. Gibson, Montie K. Taylor and Robert J. Weatherbie, expire at the annual meeting.  We propose the nominees of Michael L. Gibson, Montie K. Taylor and Robert J. Weatherbie each be elected to a three year term expiring at our annual meeting in 2007. In the election of directors, you have the right to cumulate your votes. This means that you may cast all of your votes for any one nominee or distribute your votes amongst the three or more nominees in any amount you desire. The number of votes you have the right to cast is determined by multiplying the number of shares you own times three. If votes for a certain director nominees are withheld, those votes will be distributed to the remaining director nominees. If no instructions are given, the shares will be voted equally for the election of all nominees.

Your Board of Directors recommends a vote FOR the election of Michael L. Gibson, Montie K. Taylor and Robert J. Weatherbie. Proxies solicited by your Board of Directors will be voted FOR them unless instructions are given to the contrary.

PROPOSAL NO. 2

RATIFICATION OF NEWLY ELECTED CLASS I DIRECTORS

The members of the Board approved Kenneth L. Smith to fill the vacancy on the Board of Directors after a member retired effective April 15, 2004. Mr. Smith, filling a position in Class I, will complete the unexpired term of his predecessor through 2006.

Additionally, the Board of Directors elected Lloyd A. Byerhof as a member of the Board effective April 16, 2004 after modifying the bylaws to increase the number of Board members from eight to nine directors. Mr. Byerhof has been elected as a Class I director and will serve the remaining term for Class I directors expiring in 2006.

Lloyd A. Byerhof has been identified as a “Financial Expert” as defined in Item 401 (h) of Regulation S-K and is serving on the Audit Committee as the “Audit Committee Financial Expert”.

We solicit your ratification of the election of Kenneth L. Smith and Lloyd A. Byerhof as Directors.  If Mr. Smith and Mr. Byerhof are not ratified by a majority of the shares represented at the meeting, we will consider the election of other candidates.  If not ratified, the director (s) will continue to serve on the Board until a qualified replacement has been elected to ensure we meet the independence requirements of NASDAQ and the Securities Exchange Commission.

We recommend a vote FOR the ratification of the election of Kenneth L. Smith and Lloyd A. Byerhof to Directors of the Board. Proxies given to us will be voted FOR this proposal unless a vote against this proposal or abstention is specifically indicated.

The following sets forth certain information with respect to all of the nominees, and our other directors and executive officers.

Name	Age	Position	Officer or Director Since
Non-Independent Directors
Robert J. Weatherbie	57	Chief Executive Officer and Chairman of the Board	1986
Michael L. Gibson	57	President of Investments, Chief Financial Officer and Director	1986
Carolyn S. Jacobs	60	Senior Vice President and Trust Officer of TeamBank, N.A. and Treasurer and Director(2)	1986
Montie K. Taylor	53	Director, Regional President	1997
Independent Directors
Denis A. Kurtenbach	68	Director(1)(2)	1995
R.G. (Gary) Kilkenny	72	Director(1)(2)	1997
Keith B. Edquist	59	Director(1)	2002
Kenneth L. Smith	61	Director(3)	2004
Lloyd A. Byerhof	69	Director(1)(4)	2004

(1)   Member of the audit committee.

(2)   Member of the compensation committee.

(3)   Effective April 16, 2004, Kenneth L. Smith was elected to the Board to fill an open position as a result of a director’s retirement.

(4)   Effective April 16, 2004, Lloyd A. Byerhof was elected to the Board after the bylaws were amended to increase the number of directors serving on the Board from 8 to 9.

Robert J. Weatherbie has served as our Chief Executive Officer since September 1995, and Chairman of the Board and director since May 1986. Effective January 2004, Mr. Weatherbie was appointed President and Chief Executive Officer of TeamBank N.A. Prior to 1986 he was an executive officer of TeamBank, N.A., formally known as Miami County National Bank, for 13 years. Mr. Weatherbie is a member of the Miami County Bankers Association. He obtained a Bachelor of Arts degree from Emporia State University, Emporia, Kansas in 1969 and graduated from the Colorado School of Banking at the University of Colorado and the American Institute of Banking—Kansas City Chapter.

Michael L. Gibson has served as an executive officer and director since May 1986 and as President of Investments and Chief Financial Officer since September 1995. Prior to 1986 he was an executive officer for TeamBank, N.A., formerly known as Miami County National Bank, for 15 years.  He obtained a Bachelor’s degree from Kansas State University in Manhattan, Kansas in 1970, and graduated from the Colorado School of Banking at the University of Colorado, the Intermediate School of Banking in Lincoln, Nebraska, and the American Institute of Banking—Kansas City Chapter. He is a member and a former President of the Kansas Bankers Association and Chairman of the Kansas Bankers Association BankPac Committee and a member of the Governing Council.

Carolyn S. Jacobs has served as our Treasurer and director since May 1986 and has   been a director of TeamBank, N.A. since 1990. She has been Senior Vice President and Trust Officer of TeamBank, N.A., since May 1986. Prior to 1986, she had worked for Miami County National Bank, the predecessor to TeamBank, N.A., since 1961. Ms. Jacobs has attended the American Institute of Banking—Kansas City Chapter, MoKan Basic Trust School, graduating in 1977, the National Business Institute and was designated as a Certified Trust Financial Advisor in June 1992. Ms. Jacobs is a member of the Kansas Bankers Association Trust Division and the Miami County Bankers Association.

Denis A. Kurtenbach has served as a director of Team Financial, Inc. since December 1995. Prior to serving as a director at Team Financial, Inc., he served as a director of Miami County National Bank, the predecessor to TeamBank, N.A., for 13 years. He is a director of Pemco, Inc., a privately held construction management company. He was also Chairman and director and currently serves as a Vice President for Carrothers Construction Company, L.L.C. and Triangle Builders, L.L.C. Mr. Kurtenbach is a life director of the Associated General Contractors of America and was a member of the 1996 and 1997 Executive Committees. He is also a director of the Kansas Contractors Association. Mr. Kurtenbach graduated in 1962 with a Bachelor’s Degree in Civil Engineering from South Dakota State University.

Keith B. Edquist has served as a director of Team Financial, Inc. since June 2002. Mr. Edquist was a Director of First United Bank of Bellevue and was the Chairman of the Board of Fort Calhoun State Bank, both of which merged into TeamBank, N.A. He has been a director of TeamBank, N.A. since June 1999. Mr. Edquist was a director of Omaha Public Power from 1980 to 1999, where he served as Vice President, Treasurer, and Chairman of the Board. He attended Omaha University and is the owner and operator of North Omaha Airport of Omaha, Nebraska.

Montie K. Taylor has served as a director of Team Financial, Inc. since 1997. He currently serves as Parsons Regional President of TeamBank N.A. He has served as President and a director of First National Bank and Trust Company from September 1987 to June 2000 when First National Bank of Parsons merged with TeamBank, N.A.. He is a member of the TeamBank, Parsons Community Advisory Board. Mr. Taylor received a Bachelor of Arts Degree from Pittsburg State University, Pittsburg, Kansas in 1972. He was previously employed by the thrift industry for 13 years prior to his employment with First National Bank and Trust Company and TeamBank, N.A.

R.G. (Gary) Kilkenny has served as a director of Team Financial, Inc. since June 1997. He has been Chairman or President of Taylor Forge Engineered Systems, Inc., a manufacturing company, since 1982. He has served as director of the Steel Plate Fabricators Association from 1990 to 2000 and during two of those years served as President of the association.  Mr. Kilkenny received a Bachelor’s Degree in 1953 from the University of Santa Clara, Santa Clara, California. Additionally, he attended an executive management program at Columbia University in 1981.

Kenneth L. Smith was elected to the Board of Directors effective April 16, 2004 filling a position on the Board as a result of a director’s retirement. Mr. Smith was elected by the remaining Board members, and, if ratified at the 2004 shareholders meeting, will complete the unexpired term of his predecessor through 2006. Mr. Smith is President of G.K. Smith & Sons, Inc. a mechanical contracting firm. He has served on the Board of Directors for TeamBank N.A. since 1992. Throughout his career, he has served on the board of directors for several community organizations. Mr. Smith was one of the organizers of the Miami County Economic Development Corporation and served on the original Board for two terms. Mr. Smith attended Pittsburg State University in Pittsburg, Kansas.

Lloyd A. Byerhof was elected to the Board of Directors effective April 16, 2004, filling a position created after the bylaws were amended to increase the number of directors serving on the Board from eight members to nine members. Mr. Byerhof was elected by the Board, and if ratified at the 2004 shareholders meeting, will serve as a Class I director whose term will expire at the shareholders meeting in 2006. Mr. Byerhof is founder, owner and president of Byerhof Capital Management, Inc., a money management company located in Omaha, Nebraska that manages money for corporations, foundations, not-for-profit organizations and high net-worth individuals. He is a certified public accountant who retired as a managing partner of KPMG LLP in 1987. He has served on several community board of directors throughout his career including the International Aerobatic Club from 1998 to 2002.

There are no family relationships between or among any directors or executive officers and none serve as a director of any other company required to file reports under the Securities Exchange Act of 1934 or which is registered as an investment company under the Investment Company Act of 1940.

Board and Corporate Governance Matters

Membership on the Board

Effective April 16, 2004, the Board of Directors amended our bylaws to increase the number of members serving on the Board of Directors from 8 members to 9 members. Directors are elected for three year terms expiring in different years based on assigned member class. Any vacancies on the Board may be filled by the affirmative vote of a majority of the remaining directors. Any director elected to fill a vacancy shall hold office for the unexpired term of his/her predecessor. The directors’ and nominees’ class and terms are as follows:

Class	Expiration	Members
Class I	2006	R.G. (Gary) Kilkenny, Kenneth L. Smith, Lloyd A. Byerhof
Class II	2004	Michael L. Gibson, Montie K. Taylor and Robert J. Weatherbie
Class III	2005	Keith B. Edquist, Denis A. Kurtenbach and Carolyn S. Jacobs

Effective April 16, 2004 the Board elected Kenneth L. Smith and Lloyd A. Byerhof to the Board of Directors to fill vacancies resulting from a director’s retirement and the creation of an additional position. As indicated in Proposal 2, we request your ratification of these two new directors.

The Board has determined that Kenneth L. Smith, Lloyd A. Byerhof, Keith B. Edquist, Denis A. Kurtenbach and R.G. (Gary) Kilkenny are independent within the meaning of the rules and regulations of the Securities and Exchange Commission and NASDAQ rule 4200.

Committees of the Board

Our Board of Directors has two committees. The function and membership of each committee and the number of times it met in 2003 is discussed below.

Audit Committee

The members of the Audit Committee during 2003 included Denis A. Kurtenbach, Keith B. Edquist and R.G. (Gary) Kilkenny. The Audit Committee met four times during 2003. Effective April 16, 2004, Lloyd A. Byerhof was appointed to the Audit Committee, increasing the committee to four members.

The primary function of the Audit Committee is to assist the Board in its oversight of the financial reporting process. The Audit Committee recommends independent auditors to the Board, reviews the scope and results of the auditor’s services, approves auditor’s fees and reviews the financial reporting and internal control functions. The Audit Committee performs duties set forth in its amended written charter, which was adopted by the Board of Directors March 29, 2004. A copy of the charter is attached to this Proxy Statement as Exhibit 1.

The Board has determined that each member of the Audit Committee is independent within the meaning of the rules and regulations of the Securities and Exchange Commission and NASDAQ rule 4200.  The Board has identified Lloyd A. Byerhof as “Audit Committee Financial Expert” as defined in Item 401 (h) of Regulation S-K.

Compensation and Benefits Committee

The members of the Compensation and Benefits Committee are Carolyn S. Jacobs, Denis A. Kurtenbach, and R.G. (Gary) Kilkenny. Ms. Jacobs, one of our employees, serves as a representative for the ESOP. She is a non-voting member of the committee. Mr. Kurtenbach and Mr. Kilkenny, the voting members of the committee, are independent within the meaning of the rules and regulations of the Securities and Exchange Commission and NASDAQ rule 4200. The Compensation and Benefits Committee met three times during 2003. The primary function of the Committee is to review and approve compensation and benefit programs. Additionally, the Committee approves the compensation of the Chief Executive Officer and administers the Stock Incentive Plan.

Nominating Committee

There is not a standing nominating committee. The Directors serve as the nominating committee. Due to the size of the Board and the frequency of the Board meetings, the nine members serving as the nominating committee is appropriate. The Board reserves the right to assign candidate searches to certain members of the Board, independent directors or non-independent directors, who will make recommendations to the Board. In the event a non-independent director identifies a qualified candidate, the independent directors must ratify the nomination. There is currently no policy in place regarding the consideration of any director candidates recommended by security holders. See Shareholder Proposals below for further information regarding shareholder proposals. The Board will nominate candidates based on whom they believe will be effective in serving the long-term interest of the company and its shareholders. Candidates are evaluated based on their background and the need for any required expertise on the Board or its committees at any particular time.

Both directors elected by the Board to fill vacancies were nominated by an independent director and approved by a vote of the Board of Directors.

Board Compensation

The non-employee directors receive $400 per month and $250 per board meeting attended.

Attendance at Board and Committee Meetings

The Board of Directors had twelve regularly scheduled meetings during 2003 and one special meeting. Each director attended at least 75% of the meetings. Additionally, each member serving on a committee attended at least 75% of the committee meetings. Although we do not have a formal policy regarding director attendance at the shareholder meeting, directors are encouraged to attend. Four of the eight directors serving in 2003 attended the June 17, 2003 annual shareholders meeting.

Code of Ethics

The Board of Directors adopted a Code of Ethics that applies to all employees including executive officers, directors and principal accounting officers. The Code of Ethics is available on our website at www.teamfinancialinc.com.

Certain Transactions With Our Affiliates

Our officers, directors and principal shareholders and businesses they control are customers of our subsidiary banks. Credit transactions with these parties are subject to review by loan committees of the banks and/or by our loan review committee. All outstanding loans and extensions of credit to these parties were made in the ordinary course of business on terms substantially similar to comparable transactions with unaffiliated persons. At December 31, 2003, the aggregate balance of loans and advances under extensions of credits made by the subsidiary banks to these affiliated parties was approximately $902,000.

From time to time, in the ordinary course of business, we use services provided by affiliated parties of our directors. During 2003, we paid approximately $72,000 to Triangle Builders for construction services. Our director, Denis A. Kurtenbach serves as a Vice President for Triangle Builders. Mr. Kurtenbach is not an employee for Triangle, although he provides occasional consulting services to Triangle Builders on a contractual basis. All such transactions have been approved by the non-interested members of our Board of Directors.

Audit Committee Report

In the performance of its oversight function, the Audit Committee has considered and discussed the audited financial statements with management and the independent auditors. The Audit Committee has also discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standard No. 61, Communication with Audit Committees, as currently in effect. Finally, the Audit Committee has received the written disclosures and the letter from the independent auditors required by Independence Standards Board No. 1, Independence Discussions with Audit Committees. The Audit Committee has considered whether other non-audit services provided by the independent auditors to us is comparable with maintaining the auditor’s independence and has discussed this with the auditors.

Based on the reports and discussions described in this proxy statement, and procedures completed while performing the role and responsibilities of the Audit Committee referred to above and in the Charter, the Audit Committee recommended to our board of directors that the 2003 audited financial statements be included in the Company’s Annual Report on Form 10-K for the Year Ended December 31, 2003 filed with the Securities and Exchange Commission.

Our Board of Directors, upon recommendation of the Audit Committee, has determined to continue the services of KPMG LLP for the current fiscal year ending December 31, 2004. These services will include the examination of our financial statements for the fiscal year ending on such date and other appropriate accounting services.

Submitted by the Audit Committee:   Dated March 30, 2004   R.G. (Gary) Kilkenny   Denis A. Kurtenbach   Keith B. Edquist

Compensation Committee Report on Executive Compensation

Our executive compensation policy is intended to be competitive with bank holding companies of comparable asset size. The policy is intended to offer an incentive for performance. The overall compensation program is designed to retain and reward on both a short and long-term basis. The Compensation Committee pays particular attention to the total compensation paid to the chief executive officers of other bank holding companies taking into consideration the relative size of the companies and the experience of their chief executive officers.

The principal elements of our executive compensation program for the fiscal year ended December 31, 2003, applicable to our Chief Executive Officer were as follows:

•  The salary level is reviewed and determined annually. Consideration is given to the scope of responsibilities and to being comparable with similar positions with bank holding companies of comparable size.  Factors included in the comparison are relative size of companies, both currently and over a period of time, and the experience and responsibility of the individuals. The Committee approves the salary level after consideration of both internal and external information as set forth above. In establishing the base salary, the Committee does not assign any weight to any particular factor.

•  Cash bonus awards are considered annually. In awarding bonus payments, factors considered by the Compensation Committee include a review of our financial performance as determined by our net income growth, return on equity, and asset growth. Cash bonuses were paid in 2003 and 2002 based upon the performance factors for net income growth, return on equity, and asset growth being met. The Compensation Committee requires the Chief Executive Officer to use a percentage of this cash bonus to purchase our common stock in the open market, subject to any limitations under federal or state securities laws. The percentage varies from year to year.

•  Stock Options are also awarded annually to the Chief Executive Officer and certain other key executives. They are awarded to provide the Chief Executive Officer and the key executives with long-term incentives for profitable growth and to closer align our Chief Executive Officer and key executives with the interest of our shareholders. Retention and long-term reward are both factors considered in granting stock options. With respect to the amount of options to be granted, consideration is given to the scope of responsibility and the degree of its effect on our performance as well as the degree of importance in providing incentive to the individual to stay with us over time. The Compensation Committee, in determining whether to grant options or in the granting of options, does not take into consideration the amounts of options previously granted or outstanding.

•  Participation is also granted in our non-qualified salary continuation plan eligible for certain executive officers in our organization whereby the executive officer will receive monthly benefits for ten years commencing with the month after retirement. The annual benefit is based upon 65% of the highest base salary for any three years in the five year period immediately preceding retirement of the Chief Executive Officer. Please see “Salary Continuation Plan” for further information on the terms of this plan.

•  The deferred compensation plan is a non-qualified plan for executive officers whereby the executive officer may defer a stated percentage of salary up to 10% of compensation. We match 25% of the deferral amounts made by our Chief Executive Officer. We accrue interest on the deferral amounts based on a modified return on equity calculation, which includes our return on equity, net of agency expiration intangible asset amortization and core deposit intangible asset amortization, subject to a 6% minimum and a 12% maximum rate. Please see “Deferred Compensation Plan” elsewhere in this proxy statement for further information on the plan.

•  We provide split dollar life insurance benefits to certain executive officers to encourage the executive to continue his or her relationship with us. The policy remains in full force an in effect upon a change in control of our capital stockunless the insurance policy is replaced with a comparable policy to cover the benefit provided to the executive officer. Please see “Split Dollar Life Insurance Benefit” elsewhere in this proxy statement for further information on this benefit.

Other elements of compensation offered to the Chief Executive Officer and to all other eligible employees include participation in a 401(k) deferred contribution plan, our Employee Stock Ownership Plan, our insurance benefit package, and our organization-wide performance based bonus program.

Submitted by the Compensation Committee:   Dated March 30, 2004   Carolyn S. Jacobs   R.G. Kilkenny   Denis A. Kurtenbach

Executive Compensation

The following table sets forth summary information regarding the compensation paid by us for services rendered in all capacities during 2001, 2002 and 2003 with respect to (i) our Chief Executive Officer, and (ii) our other named executive officers whose total annual compensation for 2003 exceeded $100,000:

					Long Term Compensation
	Annual Compensation				Awards	Payouts
Name and Principal Position	Year	Salary	Bonus(1)	All Other Compensation(2)	Securities Underlying Options/ SARS	All Other Compensation
Robert J. Weatherbie	2003	$215,822	—	—	15,000	$88,523	(3)
Chairman of the Board and	2002	196,580	$101,354	—	19,000	77,046	(3)
Chief Executive Officer	2001	175,500	94,319	—	15,000	42,432	(3)
Michael L. Gibson	2003	156,687	—	—	10,000	61,046	(4)
President of Investments	2002	150,753	39,619	—	12,500	61,550	(4)
and Chief Financial Officer	2001	146,362	33,622	—	10,000	32,869	(4)
Rick P. Bartley(5)	2003	136,685	—	—	10,000	27,101	(6)
	2002	134,285	21,677	—	10,000	27,690	(6)
	2001	131,625	26,038	—	10,000	18,814	(6)

(1)   Represents bonuses paid in cash.

(2)   Other annual compensation was less than 10% of each executive’s salary and bonuses each year.

(3)   Includes funds contributed to Mr. Weatherbie’s account in connection with the executive salary continuation plan of $59,503, $51,864, and $22,276 for 2003, 2002 and 2001 respectively; funds contributed to Mr. Weatherbie’s account in connection with the executive deferred compensation plan of $8,409 for 2003 and $6,931 for 2002; funds contributed to Mr. Weatherbie’s account for contributions to the Employee Stock Ownership Plan of $10,993 for 2003, $10,152 for 2002, and $15,056 for 2001; and funds contributed to Mr. Weatherbie’s account for contributions under  the deferred savings 401(k) plan of $6,000 for 2003, $4,869 for 2002 and $5,100 for 2001. Also includes the value of premiums paid by us in connection with life insurance policies issued pursuant to a split dollar life insurance agreement of $ 3,618 for 2003 and $3,230 for 2002.

(4)   Includes funds contributed to Mr. Gibson’s account in connection with the executive salary continuation plan of $43,821, $42,996 and $17,909 for 2003, 2003 and 2001, respectively; funds contributed to Mr. Gibson’s account in connection with the executive deferred compensation plan of $6,117 for 2003 and $5,315 for 2002; funds contributed to Mr. Gibson’s account for contributions to the Employee Stock Ownership Plan of $7,967 for 2003, $9,663 for 2002 and $10,043 for 2001; and funds contributed to Mr. Gibson’s account for contributions under the deferred savings 401(k) plan of $795 for 2003, $1,473 for 2002 and $4,917 for 2001. Also includes the value of premiums paid by us in connection with life insurance policies issued pursuant to a split dollar life insurance agreement of $2,346 for 2003 and $2,103 for 2002.

(5)   Effective January 2004, Mr. Bartley no longer serves as an executive officer. He served as President and Chief Executive Officer of TeamBank N.A. during 2003, 2002 and 2001.

(6)   Includes funds contributed to Mr. Barley’s account in connection with the executive salary continuation plan of $14,650, $14,495 and $6,074 for 2003, 2002 and 2001 respectively; funds contributed to Mr. Bartley’s account in connection with the executive deferred compensation plan of $2,187 for 2003 and $2,006 for 2002; funds contributed to Mr. Bartley’s account for contributions to the Employee Stock Ownership Plan of $6,847 for 2003, $7,916 for 2002 and $8,798 for 2001; and funds contributed to Mr. Bartley’s account for contributions under the deferred savings 401(k) plan of $3,417 for 2003, $3,273 for 2002 and $3,942 for 2001.

Employee Stock Purchase Plan

Our Employee Stock Purchase Plan was adopted in 1994. The plan provides eligible employees the right to purchase our common stock on an annual basis through payroll deductions. Up to 75,000 shares of common stock are reserved under the plan and may be issued in five annual increments of 15,000 beginning in 1999. Shares not issued in any year may be issued in future years.  Through December 31, 2003, 25,250 shares had been issued under the plan. Management is presenting a proposal to ratify the extension of the 1999 Employees Stock Purchase Plan for five years. A balance of 49,750 shares of common stock are reserved under the plan and may be issued in five annual increments of 9,950 beginning in 2004. The price per share of the common stock under the plan is 85% of the fair market value of the stock at the commencement of each offering period.

1999 Stock Incentive Plan

In May 1999, as amended in March 2000, we adopted the 1999 Stock Incentive Plan. The plan provides for the following stock and stock-based awards:  restricted stock, stock options, stock appreciation rights and performance shares. Up to 470,000 shares of common stock may currently be issued under the plan. All employees, directors and consultants are eligible to participate in the plan. The plan is administered by our Board of Directors, or the Board can designate a committee composed of at least two non-employee directors to administer the plan. The Board of Directors or committee determines the participants in the plan and the types of awards they are to be granted and the terms and conditions of all awards. As of April 23, 2004, we had outstanding options to acquire 39,750 shares of our common stock for $12.41, 55,950 shares of our common stock for $10.10 per share, 46,600 shares of our common stock for $8.32 per share, 66,000 shares of our common stock for $6.625 per share, and 90,000 shares of our common stock for $8.94 per share. The options to acquire shares of our common stock were issued at the fair market value on the date of grant.

The following table sets forth certain information regarding stock options granted to our named executives during 2003 from our 1999 Stock Incentive Plan.

Option Grants in Last Fiscal Year

	Individual Grants				Potential realizable value at assumed
	Number of Shares Underlying	% of Total Options Granted to	Exercise or Base		annual rates of stock price appreciation for option term
Name and Principal Position	Options Granted(1)	Employees in Fiscal Year	Price ($/Share)	Expiration Date	5% ($)	10% ($)
Robert J. Weatherbie Chairman of the Board and Chief Executive Officer	15,000	30%	10.10	1/1/2012	95,278	241,452
Michael L. Gibson President of Investments and Chief Financial Officer	10,000	20%	10.10	1/1/2012	63,518	160,968
Rick P. Bartley(2)	10,000	20%	10.10	1/1/2012	63,518	160,968

(1)   Options granted may be vested immediately or may vest up to a period of three years depending on the type of grant.

(2)   Effective January 2004, Rick Bartley no longer serves as an executive officer. He will not vest in the shares granted in 2003. Mr. Bartley served as President and Chief Executive Officer of TeamBank N.A. during 2003.

The following table sets forth the aggregate options held by our named executive officers. No options were exercised by the specified officers in 2003.

Aggregated Option Exercise and Fiscal Year-End Option Values

Value of Unexercised
	Shares		Number of Securities	In-the-Money Options
	Acquired	Value	Underlying Options	December 31, 2003
Name	on Exercise	Realized	Exercisable/Unexercisable	Exercisable/Unexercisable
Robert J. Weatherbie Chairman of the Board and Chief Executive Officer	—	—	84,000 / 15,000	$356,690 / $43,550
Michael L. Gibson President of Investments and Chief Financial Officer	—	—	49,800 / 10,200	$193,258 / $29,792
Rick P. Bartley	—	—	35,200 / 21,300 (1)	$146,696 / $76,945 (1)

(1)   Effective January 2004, Rick Bartley is no longer serving as an executive officer. He is unable to continue to vest in options, therefore, those options unexercisable at December 31, 2003 will not become exercisable. Mr. Bartley served as President and Chief Executive Officer of TeamBank N.A. during 2003.

Employment Agreements

On January 1, 2004, we entered into a three-year employment agreement with Mr. Weatherbie under which he receives a beginning base annual salary of $233,000, an annual bonus at the discretion of the Board of Directors, life insurance, a car allowance and participation in all other benefits received by our employees. Under certain circumstances, such as his death or disability, we have also agreed to pay Mr. Weatherbie or his estate $500,000. We have obtained life insurance and disability insurance for these contingencies. In the event of termination of Mr. Weatherbie’s employment without cause, he will be entitled to payments equal to his annual base salary for the longer of one year or the remaining term of the agreement discounted at 8% annually, along with reimbursement for out-of-pocket expenses incurred for professional and tax advice not to exceed 75% of his annual base salary, as well as job search expenses incurred not to exceed 50% of his annual base salary.

We have also entered into an employment agreement with Mr. Gibson, effective January 1, 2004, the terms of which are substantially similar to the employment agreement with Mr. Weatherbie, except that Mr. Gibson’s annual base salary is $159,750.

The employment agreement dated January 1, 2002 with Mr. Bartley is in effect through December 31, 2004. His annual base salary is $134,285, his disability or death payment is $300,000, and reimbursement of out-of-pocket expenses incurred for professional and tax advice in the event of termination of his employment without cause is over a one year period for a maximum of 75% of his base salary.

Employee Stock Ownership Plan

The ESOP is a restatement and continuation of a plan previously maintained by a predecessor company, which commenced receiving contributions in 1981. In 1986, the ESOP was the vehicle used in establishing our company and financing the acquisition of the one-bank holding company that owned TeamBank, N.A. All of our wholly-owned subsidiaries with employees participate in the ESOP.

The ESOP is a retirement plan for eligible employees and is funded entirely with contributions made by us and dividends paid by us with respect to the common stock owned by the ESOP. The ESOP is designed to be invested primarily in our securities. The ESOP is a leveraged plan which permits it to borrow money to buy our securities, which are held in a suspense account until the loan is paid. As of

April 23, 2004, the ESOP had no outstanding debt. Allocations are made annually and are based on the relative compensation of the participants. Retirement benefits under the ESOP depend on the amount of an employee’s account balance at death, disability, separation from service or retirement, and there is no fixed amount.

Employees are eligible to participate in the ESOP on January 1 or July 1 following the date six months after the first day of employment. Employees also must achieve a minimum age in order to participate. To be eligible for allocations of the ESOP’s contributions, employees must complete 1,000 hours of service during a year and must be employed on the last day of the plan year. The employment requirement does not apply if the participant dies or becomes disabled or attains age 65 in the plan year. Allocations are also potentially subject to certain minimums. Following three years of service, employees become vested in their ESOP accounts at 20% per year, with 100% vesting occurring after seven years. However, if a participant dies or is disabled while still employed, a participant becomes 100% vested immediately.

Salary Continuation Plan

In July 2001, we adopted a non-qualified salary continuation plan for 14 of our management employees and executive officers whereby the participant will receive monthly benefits for 10 years commencing with the month after retirement. The annual benefits for our top executive officers is 65% of the highest base salaries paid to the executive for any three years in the five year period immediately preceding retirement or termination of employment. Benefits under the plan are subject to a vesting schedule which vests over the executive’s remaining years to retirement with age 65 set as the expected retirement age. Amounts and timing of benefits are as follows:

•  Normal Retirement—If termination of employment is due to normal retirement age at 65, the executive is entitled to the full annual benefits paid in equal monthly installments.

•  Termination of Employment Prior to Normal Retirement—If employment is voluntarily or involuntary terminated (other than by disability, death or change in control), the executive is entitled to the vested portion of the annual benefits which is to be paid in a lump sum to the executive. However, no benefits are payable if employment is terminated due to (i) the executive’s gross negligence or gross neglect of his or her duties, (ii) conviction in a court regarding involving moral turpitude in connection with the executive’s employment, (iii) fraud, disloyalty, dishonesty or willful violation of our policies committed in connection with the executive’s employment and resulting in an adverse effect on us and personal benefit to the executive, or (iv) the executive committing suicide.

•  Disability—If employment is terminated due to disability, the executive is entitled to the vested  portion of the annual benefits which is payable at the election of the executive in (i) a lump sum upon termination of employment due to the disability (ii) a lump sum at age 65, or (ii) equal monthly installments over 10 years beginning at age 65 with a credit for interest at the rate of 7.5% compounded monthly on the remaining balance of the benefit owed.

•  Death—If the executive dies while employed by us and prior to receiving any benefits under the plan, the executive will not be entitled to any benefits under the plan. If the executive dies while receiving monthly payments under the plan, benefits cease in the month following death.

•  Change of Control—If employment is terminated in connection with a change in control of our company, such as by acquisition, merger, change in ownership of 50% or more of our outstanding voting stock, or change in the majority of members of our board of directors pursuant to a contested transaction (such as a tender offer, exchange offer or contested election), the executive is entitled to fully vested annual benefits to be paid in a lump sum.

We may terminate the plan at any time provided we pay our executives in a lump sum the amount vested under the plan at such date of termination.

Deferred Compensation Plan

In January 2002, we adopted a non-qualified deferred compensation plan for 14 of our management employees and executive officers whereby the participant may defer between 2% to 10% of their base salary. Certain officers consisting of Messrs. Weatherbie and Gibson and Ms. Jacobs, are required to defer at least 5% under the plan. We make matching contributions of 25% of these officers’ deferrals under the plan. We also pay interest, compounded monthly, on the deferral accounts at modified return on our equity; provided, however, that such interest rate is not less than 6% or greater than 12%. Payment and timing of benefits are as follows:

•  Normal Retirement—If termination of employment is due to normal retirement at age 65, the executive is entitled to the full amount in the deferral account paid in equal monthly installments over a ten year period. Interest at the annual rate of 7.5% is paid on the outstanding balance.

•  Termination of Employment Prior to Normal Retirement—If employment is voluntarily or involuntary terminated (other than by disability, death or change in control), the executive is entitled to the full amount of in the deferral account which is to be paid in a lump sum to the executive. However, the executive will not be entitled to any matching amounts or interest credited by us if employment is terminated due to (i) the executive’s gross negligence or gross neglect of his or her duties, (ii) conviction in a court regarding involving moral turpitude in connection with the executive’s employment, (iii) fraud, disloyalty, dishonesty or willful violation of our policies committed in connection with the executive’s employment and resulting in an adverse effect on us and personal benefit to the executive, or (iv) the executive committing suicide or making a material misstatement of fact in any application for life insurance purchased by us.

•  Disability—If employment is terminated due to disability, the executive is entitled to full amount in the deferral account which is payable at the election of the executive in (i) a lump sum upon termination of employment due to the disability (ii) a lump sum at age 65, or (ii) equal monthly installments over 10 years beginning at age 65 with a credit for interest at the rate of 7.5% compounded monthly on the remaining balance of the benefit owed.

•  Death—If the executive dies while employed by us and prior to receiving any benefits under the plan, the executive will not be entitled to any benefits under the plan. If the executive dies while receiving monthly payments under the plan, benefits cease in the month following death.

•  Change of Control—If employment is terminated in connection with a change in control of our company, such as by acquisition, merger, change in ownership of 50% or more of our outstanding voting stock, or change in the majority of members of our board of directors pursuant to a contested transaction (such as a tender offer, exchange offer or contested election), the executive is entitled to the full amount in the deferral account to be paid in a lump sum.

We may terminate the plan at any time provided we pay our executives in a lump sum the amount vested under the plan at such date of termination.

Split Dollar Life Insurance Benefit

We provide split dollar life insurance benefits to certain management employees and executive officers. Under the agreements we pay the premiums on the life insurance polices. We are the owner of the life insurance policies. If the covered employee dies, we are entitled to the greater of (i) the cash surrender value of the policy as of the date of death plus reimbursement for all payments we have made to the employee under the Salary Continuation Plan and the Deferred Compensation Plan discussed above, or (ii) the aggregate premiums paid on the insurance policy less any outstanding indebtedness to the insurer. The covered employees’ survivors or estate will receive an amount equal to the death proceeds minus the cash surrender value on the date of death.

Non-Competition Agreements

In connection with the benefit plans discussed above, we have required our named executive officers to sign non-competition agreements which provide that for a period of 12 months following voluntary or involuntary termination of employment, the executive will not (i) engage in competition with us by working with another person or organization that sells any product or service sold by us in a geographic area within a 30 mile radius of any of our locations and (ii) solicit, contact, or communicate with our customers or prospective customers for purposes of distributing, marketing or selling any product or service that we market.

Other Employee Plans

We have a 401(k) plan and an employee performance bonus plan that covers all of our employees, including officers. With respect to the 401(k) plan, we make a matching contribution of 50% of the employee’s contribution up to a maximum contribution of 6% of the employee’s salary. The bonus plan utilizes a continuous improvement model to determine the amount of award from us and each of our subsidiaries. The model measures improvements in asset growth, profitability, productivity and asset quality growth. Our employees must exceed the performance of the previous year to earn a bonus. Results are reported monthly.

PROPOSAL NO. 3

RATIFICATION OF TERM MODIFICATION OF EMPLOYEE STOCK PURCHASE PLAN

The Employee Stock Purchase Plan provided eligible employees the right to purchase up to 75,000 shares of our common stock in five annual increments of 15,000 beginning in 1999, expiring December 31, 2003. Through December 31, 2003, 25,250 shares had been issued under the plan, and 49,750 shares of common stock remained unissued under the Plan.  The Board of Directors approved a motion to extend the Employee Stock Purchase Plan for another five year period and the 49,750 shares remaining under the Plan shall be offered in equal installments of 9,950 over the course of the five annual periods beginning in 2004.

Employees working a minimum of 20 hours a week and employed on January 1 of each annual offering period are eligible to participate. Shares not issued in any year may be issued in future years.  The price per share of the common stock under the plan is 85% of the fair market value of the stock at the commencement of each offering period.

Management is soliciting your ratification of the extension of the 1999 Employees Stock Purchase Plan for five years. If the ratification of the extension is not approved by a majority of the shares represented at the meeting, the Plan will not be extended and the 49,750 remaining shares under the Plan will expire unissued.

We recommend a vote FOR the ratification of the extension of the 1999 Employee Stock Purchase Plan for five years. Proxies given to us will be voted FOR this proposal unless a vote against this proposal or abstention is specifically indicated.

Shareholder Return Performance Graph

	Period Ending
Index	06/30/99	12/31/99	12/31/00	12/31/01	12/31/02	12/31/03
Team Financial, Inc.	100.00	84.00	67.09	84.41	103.00	130.24
S&P 500	100.00	121.11	110.34	97.32	75.75	97.51
NASDAQ - Total US	100.00	151.33	93.63	74.15	51.02	76.85
SNL Midwest Bank Index	100.00	75.71	91.69	93.70	90.39	115.71

Source:  SNL Financial LC, Charloettesville, VA © 2004

Independent Auditors

We have engaged the firm of KPMG LLP as independent auditors to audit and report to our shareholders on our financial statements for the years 1993 through 2003. During all years, which KPMG LLP has served as our independent auditors, there were no disagreements with KPMG LLP on any matter of accounting principle or practice, financial statement disclosure, or auditing scope or procedure, which, if not resolved to the satisfaction of KPMG LLP, would have caused them to make a reference to the subject matter of the disagreement in connection with its reports. Representatives of KPMG LLP are expected to be present at the annual meeting and will have the opportunity make a statement if they desire to do so and will be available to respond to appropriate shareholder questions.

Independent Auditor Fees

The following table presents fees for professional audit services rendered by KPMG LLP for the audit of our annual financial statements for 2003 and 2002, and fees billed for other services rendered by KPMG LLP.

	Fiscal Year Ended December 31, 2003	Fiscal Year Ended December 31, 2002
Audit Fees(1)	$107,000	$94,000
Audit Related Fees(2)	$27,000	$12,000
Tax Fees(3)	$116,000	$154,000
All Other Fees(4)	$5,000	$15,000

(1)   Audit fees consisted of fees for services provided in connection with the audit of the annual financial statements and review of the quarterly financial statements and services that are normally provided in connection with statutory and regulatory filings.

(2)   Audit related fees consisted of audits of financial statements of certain employee benefit plans, agreed upon procedures related to public funds on deposit and accounting consultation.

(3)   Tax fees consisted of tax compliance and tax consultation.

(4)   All other fees include billings for professional services provided in connection with regulatory cash reserve reduction strategy.

Preapproval of Services

The Audit Committee is required under Sarbanes Oxley Act 2002 and related Securities Exchange Commission and NASDAQ rules to approve all auditing services and non-audit services provided by the independent auditors prior to the commencement of the services. Since these rules became effective, all services in audit fees, audit related fees, tax fees and all other fees were approved by the Audit Committee.

PROPOSAL NO. 4

APPOINTMENT OF INDEPENDENT AUDITORS

The Board of Directors has engaged the firm of KPMG LLP as independent auditors for the year ended 2004. Although your approval of the engagement of independent auditors is not required by law, we desire to solicit your ratification. If the appointment of KPMG LLP is not approved by a majority of the shares represented at the meeting, we will consider the appointment of other independent auditors for 2004. Moreover, if satisfactory arrangements as to the timing and costs of the 2004 audit can not be made, we reserve the right to engage another accounting firm.

We recommend a vote FOR the ratification of the appointment of KPMG LLP as our independent auditors for the year 2004 subject to the discussion above. Proxies given to us will be voted FOR this proposal unless a vote against this proposal or abstention is specifically indicated.

SHAREHOLDER PROPOSALS

To be considered for inclusion in the proxy statement for the 2005 Annual Meeting of Shareholders, proposals of shareholders must be received by us at our principal executive offices at 8 West Peoria, Suite 200, Paola, Kansas 66071 no later than December 27, 2004. Proposals should be sent to the attention of the Secretary. Any such proposals shall be subject to the requirements of the proxy rules and regulations under the Securities Exchange Commission.

Shareholders may introduce an item of business at an Annual Meeting of the Shareholders outside of the process described above subject to the requirements of the Securities Exchange Commission. The shareholders must submit items of business in writing to the Secretary at our principal executive offices. We must receive the notice of your intention to propose an item of business at our 2005 Annual Meeting no later than March 31, 2005.

The Annual Meeting of Shareholders is typically held on the third Tuesday of June each year.

SHAREHOLDER COMMUNICATIONS WITH THE BOARD OF DIRECTORS

Because we are a mid-size company, we have not developed formal processes by which shareholders may communicate directly with directors. We believe that our informal process by which any communication sent to the board of directors either generally or in care of a corporate officer, has served the shareholders’ needs. In view of recently adopted SEC disclosure requirements related to this issue, the Board of Directors expects to review in the coming months whether more specific procedures are required. Until any other procedures are developed and posted on the Company’s web site at www.teamfinancialinc.com, any communication to the Board of Directors may be mailed to:

Team Financial, Inc.
Board of Directors (or committee name or Director’s name as appropriate)
8 West Peoria, Suite 200
Paola, Kansas 66071

Shareholders should clearly note on the mailing envelope that the letter is a “Shareholder-Board Communication.”  All such communications should identify the author as a shareholder and clearly state whether the intended recipients are all members of the board of directors or just certain specified individual directors.

OTHER MATTERS

At the date of mailing of this proxy statement, we are not aware of any business to be presented at the annual meeting other than the proposals discussed above. If other proposals are properly brought before the meeting, any proxies returned to us will be voted as the proxy holders see fit.

You can obtain a copy of our Annual Report on Form 10-K for the Fiscal Year Ended December 31, 2003 at no charge by writing to us at 8 West Peoria, Paola, Kansas 66071, Attention: Michael L. Gibson.

By Order of the Board of Directors
By	/s/ Robert J. Weatherbie
Chief Executive Officer

Paola, Kansas
May 14, 2004

Exhibit 1

TEAM FINANCIAL, INC.
AMENDED AUDIT COMMITTEE
CHARTER
AS OF MARCH 29, 2004

As part of the commitment of Team Financial, Inc. (the “Company”) and its Board of Directors to good governance practices, the Audit Committee regularly reviews its charter and recommends to the Board changes to the charter. The Board adopted changes to the charter on March 29, 2004, in part to take into account the adoption of the Sarbanes-Oxley Act of 2002.

Committee Mission

The Committee acts on behalf of the Board of Directors in the best interests of the Company and its shareholders to assist the Board of Directors in fulfilling its responsibility for oversight of:  the quality and integrity of the accounting, auditing, and reporting practices of the Company; the Company’s compliance with legal and regulatory requirements; the independent auditor’s qualifications and independence; the performance of the Company’s internal audit functions; and such other duties as directed by the Board.

Committee Role

The Committee’s role includes a particular focus on the qualitative aspects of financial reporting to shareholders, and on the Company’s processes to manage business and financial risk, and for compliance with significant applicable legal, ethical and regulatory requirements. The Committee is solely and directly responsible for the appointment, compensation, evaluation and oversight of the public accounting firm engaged to prepare or issue an audit report on the financial statements of the Company. The Committee will from time to time as it deems necessary, but at least once per year, evaluate the qualifications, performance and independence of the independent auditor, including considering whether the auditor’s quality controls are adequate and whether the types of non-audit services provided are compatible with maintaining the auditor’s independence. The Committee shall preapprove all audit services to be provided to the Company, whether provided by the principal auditor or other firms, and all other services (review, attest and non-audit) to be provided to the Company by the independent auditor; provided, however, that de minimis non-audit services may instead be approved in accordance with applicable Securities and Exchange Commission (“SEC”) rules.

Committee Meetings

The Committee shall meet as often as it determines necessary but not less frequently than four times a year. The Committee shall maintain records and relevant documents of all its meetings. The Committee may also act by unanimous written consent in lieu of a meeting. A simple majority of the Committee shall form a quorum and govern.

Responsibilities

The Committee’s specific responsibilities in carrying out its oversight role are delineated in the “Audit Committee Responsibilities Checklist”. The responsibilities checklist will be updated annually to reflect changes in regulatory requirements, authoritative guidance, and evolving oversight practices. As the compendium of Committee responsibilities, the most recently updated responsibilities checklist will be considered to be an addendum to this charter.

The Committee relies on the expertise and knowledge of management, the internal auditors, and the public accounting firm in carrying out its oversight responsibilities. Management of the Company is responsible for the preparation, presentation, and integrity of the Company’s financial statements and for determining the Company’s financial statements are complete, accurate, and in accordance with general accepted accounting principles. The public accounting firm is responsible for auditing the Company’s financial statements and for reviewing the Company’s unaudited interim financial statements. The authority and responsibilities set forth in this charter do not reflect or create any duty or obligation of the Committee to plan or conduct any audit, to determine or certify that the Company’s financial statements are complete, accurate, fairly presented, or in accordance with generally accepted accounting principles or applicable law, or to guarantee the independent auditor’s report.

Authority

The Committee is authorized, without further action by the Board of Directors, to engage such independent legal, accounting and other advisors as it deems necessary or appropriate to carry out its responsibilities. Such independent advisors may be the regular advisors to the Company. The Committee is empowered, without further action by the Board of Directors, to cause the Company to pay the compensation of such advisors as established by the Committee. The Committee shall have the authority to conduct or authorize investigations into any matters within the scope of its responsibilities as it shall deem appropriate, including the authority to request any officer, employee or advisor of the Company to meet with the Committee or any advisors engaged by the Committee. The Committee is empowered to cause the Company to pay the ordinary administrative expenses of the Committee that are necessary or appropriate in carrying out its duties.

Membership

The membership of the Committee shall consist of at least three independent directors. Members of the Committee shall be appointed by the Board of Directors. The Board of Directors may remove members of the Committee with or without cause.

Each member of the Committee must be able to read and understand fundamental financial statements, including the Company’s balance sheet, income statement, and cash flow statement, at the time of his or her appointment to the Committee. In addition, at least one member must have past employment experience in finance or accounting, requisite professional certification in accounting, or any other comparable experience or background which results in the individual’s financial sophistication, including being or having been a chief executive officer, chief financial officer or other senior officer with financial oversight responsibilities. Unless otherwise determined by the Board of Directors (in which case disclosure of such determination shall be made in the Company’s annual report filed with the SEC), at least one member of the Committee shall be an “audit committee financial expert” (as defined by applicable SEC rules).

Each member of the Committee shall be free of any relationship that, in the opinion of the Board, would interfere with his or her individual exercise of independent judgment. Applicable laws and regulations shall be followed in evaluating a member’s independence. The chairperson shall be appointed by the full Board. Except as otherwise permitted by the applicable rules of the Nasdaq Stock Market, each member of the Committee shall be independent as defined by such rules.

The compensation of Committee members shall be as determined by the Board of Directors. No member of the Committee may receive, directly or indirectly, any consulting, advisory or other compensatory fee from the Company or any of its subsidiaries, other than fees paid in his or her capacity as a member of the Board of Directors or a committee of the Board.

Communications / Reporting

The public accounting firm shall report directly to the Committee. The Committee is expected to maintain free and open communication with the public accounting firm, the internal auditors, and the Company’s management. This communication shall include private executive sessions, at least annually, with each of these parties. The Committee chairperson shall report on Committee activities to the full Board.

Education

The Company is responsible for providing the Committee with educational resources related to accounting principles and procedures, current accounting topics pertinent to the Company and other material as may be requested by the Committee. The Company shall assist the Committee in maintaining appropriate financial literacy.

PROXY	PROXY

TEAM FINANCIAL, INC.
8 West Peoria, Suite 200
Paola, Kansas  66071

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned shareholder of Team Financial, Inc. acknowledges receipt of the notice of the annual meeting of shareholders to be held on Tuesday, June 15, 2004, at 4:00 p.m., at the Paola High School Auditorium, 401 North Angela, Paola, Kansas, and hereby appoints Robert J. Weatherbie and Michael L. Gibson, or either of them, each with the power of substitution, as attorneys and proxies to vote all the shares of the undersigned at the annual meeting and at all adjournments thereof, hereby ratifying and confirming all that the attorneys and proxies may do or cause to be done by virtue hereof. The above-named attorneys and proxies are instructed to vote all of the undersigned’s shares as follows:

1.	Election of three Class II directors.
	☐	FOR	☐	AGAINST
To elect all of the nominees listed below:
Michael L. Gibson, Montie K. Taylor and Robert J. Weatherbie

(Instruction:  to withhold authority to vote for any nominee, write the nominee’s name below. You may also cumulate your votes by multiplying the number of shares you own by three and casting them amongst the three nominees listed above.)

2.	Ratification of newly elected Class I directors, Kenneth L. Smith and Lloyd A. Byerhof.
	☐	FOR	☐	AGAINST	☐	ABSTAIN
3.	Ratification of term modification of Employee Stock Purchase Plan.
	☐	FOR	☐	AGAINST	☐	ABSTAIN
4.	Ratification of the appointment of KPMG LLP as independent auditors for 2003.
	☐	FOR	☐	AGAINST	☐	ABSTAIN
5.	Transaction of such other business as may properly come before the meeting.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSAL 1 THROUGH PROPOSAL 4.

DATED:	, 2004

SIGNATURE

SIGNATURE IF HELD JOINTLY

Please sign your name exactly as it appears to the left. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by the president or other authorized officer. If a partnership, please sign in partnership name by authorized person.

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY. NOTE:  SECURITIES DEALERS PLEASE STATE THE NUMBER OF SHARES VOTED BY THIS PROXY:_____________________________